Exhibit 99.4

Client FAQ

A Subsidiary of AGC Networks Makes Definitive Offer

to Purchase Black Box – Expands Global Reach

1)	What are the key points of the announcement?

•

A wholly-owned subsidiary of global solutions integrator AGC Networks Ltd (BSE/NSE:AGCNET) and Black Box Corporation (NASDAQ:BBOX) announced that they have entered into a definitive merger agreement under which AGC will make an offer to acquire all of the outstanding shares of Black Box, subject to customary closing conditions.

•	The transaction is expected to close prior to the end of the calendar year.

•	Assuming the offer is accepted by a simple majority our stockholders, AGC will acquire all shares of Black Box and Black Box will no longer be traded on the NASDAQ stock exchange.

•

This is a very exciting step for Black Box clients and team members alike. Given the infusion of capital, Black Box will have stronger financial footing, enabling the company to further execute its business plan and growth strategies.

2)	Why are the companies merging?

•	The transaction brings together two global IT solutions providers that share a “client focus” approach and are committed to accelerating their clients’ businesses.

•	The merger of the two companies will create an organization that has the scale to deliver world-wide technical solutions to the largest enterprises.

•	AGC brings its strong presence in India, the Middle East and Pacific Rim to complement Black Box’s services focus in the Americas and Europe, while also enhancing the presence in other global markets.

3)	Who is AGC Networks?

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AGC Networks is a global solutions integrator representing the world’s best brands in Unified Communications, Data Center & Edge IT, Cyber Security (CYBER-i) and Digital Transformation & Applications to evolve the client’s digital landscape.

•	AGC’s North American headquarters is in Dallas, Texas.

4)	Will there be changes in Black Box leadership?

•	Joel Trammell will continue to serve as President of Black Box and we expect the Executive Leadership team to remain in place under Joel’s leadership.

•	Commercial Services remains under the leadership of Rick Gannon (sales and operations) and Doug Oathout (marketing and strategy).

•	Josh Whitney will continue to serve as General Manager of TPS.

5)	What changes will affect me and my organization?

•	We do not anticipate any changes to business operations. Your Black Box account teams will communicate with you if additional changes are likely to impact day-to-day operations.

•	All existing contracts with Black Box remain valid as per their agreed to terms.

•	Jobs and job functions will remain in their current location.

6)	Where can I go if I have questions or need more information?

•	All Black Box press releases and public filings are available at investor.blackbox.com.

•	If you have specific questions, please speak with your Black Box account team.

Black Box Commercial Services Client FAQ – November 2018

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer described herein has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of Black Box or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by AGC and/or its affiliates, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Black Box. The offer to purchase Black Box common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF BLACK BOX ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

All of the statements in this document, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Black Box by AGC, and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the merger and related transactions, including, for example, the timing of the completion of the merger and the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, Black Box’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many Black Box stockholders will tender their shares of Black Box common stock in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that Black Box will terminate the merger agreement to enter into an alternative business combination, refinancing, or other recapitalization transaction; (v) the possibility that various closing conditions for the transactions contemplated by the merger agreement may not be satisfied or waived; (vi) the risk that the merger agreement may be terminated in circumstances requiring Black Box to pay a termination fee; (vii) risks related to the filing or filings to be made with CFIUS, and unanticipated developments in related law; (viii) the possibility that the transactions contemplated by the merger agreement may not be timely completed, if at all; (ix) the risk that, prior to the completion of the transactions contemplated by the merger agreement, if at all, Black Box’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption, whether due to uncertainty related to the tender offer, the merger and related transactions or otherwise, continued degradation in Black Box’s financial performance, or other factors; (x) the risk that AGC’s equity financing, debt financing or both are unavailable to complete the tender offer or the merger; (xi) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; (xii) the risk that Black Box does not generate sufficient cash flow from operations to meet its obligations during the period prior to the completion of the transactions contemplated by the merger agreement; (xiii) the risks and uncertainties pertaining to Black Box’s business; and (xiv) other factors included elsewhere in Black Box’s public periodic filings with the SEC, as well as the tender offer materials filed and to be filed by AGC and/or its affiliates in connection with the tender offer. Other factors that could cause

Black Box Commercial Services Client FAQ – November 2018

actual results to differ materially include those set forth in Black Box’s SEC reports, including, without limitation, the risks described in Black Box’s Annual Report on Form 10-K for its fiscal year ended March 31, 2018, Black Box’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and the Current Report on Form 8-K, filed July 2, 2018, each of which are on file with the SEC. Black Box’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Black Box’s website at https://www.blackbox.com/ under the Investor Relations section or upon request via phone at 724-873-6788. Black Box disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Black Box Commercial Services Client FAQ – November 2018